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 Capital Gold Corporation

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REVERSE STOCK SPLIT FAQS

1.	What are the anticipated benefits of the reverse split?

Capital Gold believes the reverse stock split and corresponding reduction of in the total number of authorized shares of common stock may be desirable for four main reasons: 1) to qualify for an American Stock Exchange (AMEX) listing, 2) to increase marketability, 3) to create earnings per share visibility and 4) to reduce stockholder transaction costs.

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Listing on the AMEX. Although we have made great strides in our operations in the past few years, we believe that our stock price does not fully reflect our achievements. Our goal is to increase stockholder value and create a more orderly market for the trading of our stock. To accomplish this, we will need to attract more institutional investors who generally will not purchase shares listed on the OTC bulletin board. We plan to seek a listing for our Common Stock on the AMEX and, to achieve that, we need to maintain a minimum share price of $2.00. Institutional investors would be more likely to consider our Common Stock as a possible investment if it was traded on the AMEX.

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Increased, more attractive share price. The anticipated stock price resulting from the reverse stock split would bring our stock price to a level more consistent with other widely held producing gold mining companies. The higher stock price would attract more institutional and other investors who generally will not invest in a stock below a certain price threshold. Institutional investors often require a minimum of $1 per share to consider investing.

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Increased earnings per share visibility. A decrease in our outstanding shares would result in increased visibility for our earnings per share. For example, if our weighted average number of shares outstanding was 200,000,000, each $2 million of net income would result in $0.01 of earnings per share and net income of less than 1.0 million would result in no earnings per share as a result of rounding. If we implemented the reverse stock split (1-for-5 split) and reduced the weighted average number of shares outstanding to 40,000,000 each $400,000 of net income would result in $0.01 earnings per share, making it easier to reflect changes in our quarterly and annual results of operations, whether up or down, in our earnings per share calculations.

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Reduced stockholder transaction costs. Many investors pay commissions based on the number of shares traded when they buy or sell our stock. If our stock price was higher, these investors would pay lower commissions to trade a fixed dollar amount of our stock than they would if our stock price were lower.

2.	What is the range of split that the Company is seeking?

Capital Gold’s board of directors believes that it is in the interest of stockholders of the Company for the board to have the authority to implement a reverse stock split within the ranges of 1-for-4 to 1-for-6 split. The board’s selection of the specific ratio will be based primarily on the price level of the Company’s common shares at that time and the expected stability of that price level.

3.	As a Capital Gold stockholder, how can I vote on the reverse stock split proposal?

You will receive a proxy statement in the mail in September related to a special meeting of stockholders to be held on October 31, 2008 at 1PM EST in our offices at 76 Beaver Street, New York, New York 10005. The reverse stock split proposal will be presented to our stockholders for approval at that meeting. If you are unable to attend the meeting in person you are urged to sign, date and return the proxy promptly. If you attend the meeting in person, you may withdraw your proxy and vote your shares.

4.	What vote is required to approve the reverse stock split proposal?

The reverse stock split proposal must be approved by the holders of a majority of Capital Gold’s outstanding shares of common stock.

5.	If the reverse stock split is approved, how will it be implemented?

The reverse stock split will differ depending on whether the shares are held beneficially in street name or whether they are registered directly in a stockholder’s name.

If you are a beneficial holder or shares held in street name (e.g., by your broker), the number of shares you hold will automatically be adjusted to reflect the reverse stock split on the effective date. If you have questions with respect to how your broker will process the reverse stock split, you should contact your broker.

If your shares are registered directly in your name with our transfer agent, American Stock Transfer, you will receive a transmittal letter asking you to surrender your certificates representing pre-split shares in exchange for certificates representing post split shares. No new certificates will be issued to you until you have surrendered your outstanding certificate(s) together with the properly completed and executed letter of transmittal to American Stock Transfer. Regardless of if or when you surrender your outstanding certificate(s), your outstanding certificate(s) automatically will represent the number of post reverse split shares on the effective date.

6.	What is the effect on existing shares of common stock?

The proposed reverse stock split would affect all of our stockholders uniformly and would not affect any stockholder’s percentage ownership in Capital Gold. Voting rights and other rights and preferences of the holders of common stock will not be affected by the reverse stock split.

7.	What happens to fractional shares?

No fractional certificates will be issued as a result of the reverse stock split. Instead, all fractional shares resulting from the reverse stock split will be rounded up to the next whole share.

8.	How will the reverse stock split affect the stock price? Will the value of my Capital Gold stock stay absolutely the same after the reverse stock split?

We cannot predict what the stock price will be after the reverse stock split is affected. As always, our stock price is subject to overall market conditions and our future financial results.

9.	If the reverse stock split is approved by our stockholders, what is the effective date of change?

If the reverse stock split is approved by our stockholders, it would become effective on any date selected by our board of directors. As soon as practicable after the effective date, our stockholders will be notified that the reverse stock split has been effected.

10.	Will the reverse stock split affect Capital Gold’s first or second quarter financial results?

We will show the reverse stock split retroactively. The reverse stock split would impact our first quarter financial results by reducing the number of shares included in our earnings-per-share calculations.